Exhibit 10.8

HOMEFEDERAL BANK
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME AGREEMENT
FOR
CHARLES R. FARBER

THIS AMENDED & RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME AGREEMENT (the “Agreement”) is adopted this 25th day of July, 2007, by and between HOMEFEDERAL BANK f/k/a HOME FEDERAL SAVINGS BANK, a state-chartered bank located in Columbus, Indiana (the “Bank”) and Charles R. Farber (the “Executive”).

This agreement amends and restates the prior SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME AGREEMENT between the Bank and the Executive dated November 1, 2002 and subsequently amended (the “Prior Agreement”).

The Bank intends this Amended and Restated Agreement to be a material modification of the Prior Agreement such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1
“Accrued Benefit” means the portion of the Supplemental Executive Retirement Income Benefit which is required to be expensed and accrued generally accepted accounting principles by any appropriate methodology.  Such Accrued Benefit  shall be paid to the Executive in one hundred and eighty (180) equal monthly installments.  The interest factor used to annuities the Accrued Benefit shall equal to the average Cost of Funds of the Bank for the prior twelve (12) month period.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time and time.

1.3	“Bank” means HOMEFEDERAL BANK f/k/a HOME FEDERAL SAVINGS BANK, and any successor thereto.

1.4	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.5
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.7	“Change of Control” shall mean any of the following:

(i)
a change in the ownership of the Bank or the Corporation, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Corporation (or to cause a change in the effective control of the Bank or the Corporation (within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Corporation (or issuance of stock of the Bank or the Corporation) and stock in the Bank or the Corporation remains outstanding after the transaction.

(ii)	a change in the effective control of the Bank or the Corporation, which shall occur only on either of the following dates:

(a)
the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Corporation.

(b)
the date a majority of members of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Corporation

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Corporation, the acquisition of additional control of the Bank or the Corporation by the same person or persons is not considered to cause a change in the effective control of the Bank or the Corporation (or to cause a change in the ownership of the Bank or the Corporation within the meaning of subsection (i) of this section).

(iii)
a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control event occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

(a)	a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

(c)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

(d)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c)

for purposes of this subsection (iii) and except as otherwise provided in paragraph (a) above, a person’s status is determined immediately after the transfer of the assets.  For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

1.8	“Children” means the Executive’s children, both natural and adopted.

1.9	“Code” means the Internal Revenue Code of 1986, as amended.

1.10	“Corporation” means Home Federal Bancorp, an Indiana corporation, and the sole shareholder of the Bank.

1.11
“Cost of Funds” shall be equal to total interest expense, divided by the monthly weighted average of total interest-bearing liabilities.  The time frame for measuring Cost of Funds shall be the last twelve (12) complete months immediately prior to the event which triggered the need for measurement.

1.12
“Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.13
“Early Retirement” means Termination of Employment before Normal Retirement Age except when such Termination of Employment occurs: (i) within twelve (12) months following a Change in Control; or (ii) due to death, Disability, or Termination for Cause.

1.14	“Early Retirement Age” means the Executive attaining age sixty (60) and completing five (5) Years of Service.

1.15
“Early Termination for Good Cause” means a Termination of Employment, for reasons other than death, Disability or Termination for Cause, at any time during the twelve (12) month period following a Change of Control, but prior to Early Retirement Age, if the Executive is (i) involuntarily terminated by the Bank or (ii) if at any time during such period, the Executive is demoted, undergoes a material change in title, position, duties or responsibilities, or has a material reduction in compensation, including fringe benefits, and the Executive voluntarily terminates employment with the Bank.

1.16	“Effective Date” means January 1, 2005.

1.17	“Estate” means the Estate of the Executive.

1.18	“Normal Retirement Age” means the Executive attaining age sixty five (65).

1.19	“Normal Retirement Date” means the later of Normal Retirement Age or Termination of Employment.

1.20	“Plan Administrator” means the plan administrator described in Article 6.

1.21
“Plan Year” means each twelve-month period commencing on July 1 and ending on June 30 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following June 30, 2006.

1.22
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank or any entity required to be aggregated with the Bank under Section 414(b) or Section 414(c) of the Code is publicly traded on an established securities market or otherwise.

1.23	“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death.

1.24	“Suicide” means the act of intentionally killing oneself.

1.25
“Supplemental Retirement Income Benefit” means an annual amount equal to an annualized benefit of Fifty Thousand Dollars ($50,000).  Payments shall be made in equal monthly installments for one hundred eighty months (180).

1.26	“Survivor’s Benefit” means monthly level payments totaling Fifty Thousand Dollars ($50,000) annually for fifteen (15) years.

1.27	“Termination for Cause” means Termination of Employment for:

(a)	Personal dishonesty; or
(b)	Incompetence; or
(c)	Willful misconduct; or
(d)	Breach of fiduciary duty involving personal profit; or
(e)	Intentional failure to perform stated duties; or
(f)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

1.28
“Termination of Employment” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability.  Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment. A Termination of Employment will be considered to have occurred if it is reasonably anticipated that:

(a)	the Executive will not perform any services for the Bank after Termination of Employment, or

(b)
the Executive will continue to provide services to the Bank at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.

1.29	“Vested” means the non-forfeitable portion of the benefit to which the Executive is entitled.

1.30
“Vested Accrued Benefit” means the portion of the Executive’s Accrued Benefit in which he is vested.  It is computed by multiplying the Accrued Benefit by the vesting percentage specified in Section 3.6.

1.31	“Years of Service” means the total number of complete calendar years of continuous employment (including authorized leaves of absence), beginning from the date of execution of this Agreement.

Article 2
Distribution at Death

2.1
Death During Active Service.  In the event of the Executive’s death prior to Termination of Employment with the Bank, while covered by the provisions of this Agreement, the Executive’s Beneficiary shall be paid the Survivor’s Benefit.  Payments shall commence within thirty (30) days after the date of the Executive’s death.

2.2
Death During Distribution of a Benefit.  Except as provided in Section 2.3 below, if the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

2.3
Death After Termination of Employment But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within sixty (60) days following receipt by the Bank of the Executive’s death certificate.

2.4
Burial Benefit.  In addition to the above-described death benefits, the Executive’s Beneficiary shall be entitled to a one-time lump sum death benefit in the amount of Fifteen Thousand Dollars ($15,000).  The payment shall be made within thirty (30) days following receipt by the Bank of the Executive’s death certificate.

Article 3
Distributions During Lifetime

3.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 3.1 in lieu of any other benefit under this Article.

3.1.1	Amount of Benefit. The annual benefit under this Section 3.1 is Fifty Thousand Dollars ($50,000).

3.1.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Termination of Employment.  The annual benefit shall be distributed to the Executive for one hundred eighty (180) months.

3.2
Early Retirement Benefit.  Upon Early Retirement on or after Early Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 3.2 in lieu of any other benefit under this Article.

3.2.1
Amount of Benefit.  The annual benefit under this Section 3.2 is the benefit specified in Section 3.1, reduced by 4.5% per year for each year that Early Retirement precedes Normal Retirement Date and discounted to present value by an interest factor equal to the Bank’s average Cost of Funds for the twelve (12) month period prior to Early Retirement Date.

3.2.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Early Retirement.  The annual benefit shall be distributed to the Executive for one hundred eighty (180) months.

3.3
Disability Benefit.  If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 3.3 in lieu of any other benefit under this Article.

3.3.1	Amount of Benefit. The benefit under this Section 3.3 is the Accrued Benefit at the time of such Disability.

3.3.2
Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following such Disability.  The annual benefit shall be distributed to the Executive for one hundred eighty (180) months.

3.4	Change in Control Benefit. Upon a Change in Control followed within twelve (12) months by an Early Termination for Good Cause, the Bank shall distribute to the

Executive the benefit described in this Section 3.4 in lieu of any other benefit under this Article.

3.4.1
Amount of Benefit.  The benefit under this Section 3.4 is the present value determined as of the Change in Control of fifteen years of annual installments of the Normal Retirement Benefit as set forth in Section 3.1.1. For purposes of calculating the present value, the discount rate shall be determined by multiplying the Bank’s Cost of Funds by a factor equal to one (1) minus the Bank’s tax rate.

3.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in lump sum within thirty (30) days following Early Termination for Good Cause.

3.5
Termination of Employment Prior to Early Retirement Age.  Upon Termination of Employment prior to Early Retirement Age for reasons other than (i) Termination of Employment within twelve (12) months following a Change in Control; or (ii) due to death, Disability, or Termination for Cause, the Bank shall distribute to the Executive the benefit described in this Section 3.5 in lieu of any other benefit under this Article.

3.5.1	Amount of Benefit. The benefit under this Section 3.5 is the Vested Accrued Benefit at the time of Termination of Employment.

3.5.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Termination of Employment.  The annual benefit shall be distributed to the Executive for one hundred eighty (180) months.

3.6	Vesting. The benefits provided by the Bank to the Executive under this Agreement shall vest in the Executive according to the following schedule:

Years of Service	Percentage of Total Benefit Vested

1 year	20%
2 year	40%
3 year	60%
4 year	80%
5 year	100%

3.7
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment; provided, however, that the six (6) month delay required under this Section 3.7 shall not apply to the portion of any payment resulting from the Executive’s “involuntary separation from service” (as defined in Treas. Reg. § 1.409A-1(n) and including a “separation from service for good reason,” as defined in Treas. Reg.

§ 1.409A-1(n)(2)) that (a) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (b) does not exceed two times the lesser of (i) the Executive’s annualized compensation for the year prior to the year in which the separation from services occurs, or (ii) the dollar limit described in Section 401(a)(17) of the Code.  Therefore, in the event this Section 3.7 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

3.8
Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any portion of the Accrued Benefit into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Accrued Benefit, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

3.9	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)
must, for benefits distributable under Sections 3.1, 3.2, 3.4 and 3.5 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 4
Beneficiaries

4.1
Beneficiary.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2
Beneficiary Designation; Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5
Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

5.1
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated due to a Termination for Cause.

5.2
Suicide or Misstatement.  No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4
Non-compete.  The Executive expressly agrees that, as consideration for the agreements of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, throughout the entire period beginning with the date of this Agreement and continuing until the final payment is made to the Executive, as provided herein, he will not, without prior written consent of the Bank, engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, nor become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted within a radius of 25 miles of the main office of the Bank which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of Termination of Employment.  The conditions set forth in this Section 5.4 shall not be applicable if the Executive is discharged without cause or if the Executive is discharged for any reason following a Change in Control.  In the event of any breach by the Executive of the agreements and covenants contained herein, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to the Executive under this Agreement be suspended, and shall thereupon notify the Executive of such suspensions, in writing.  Thereupon, if the Board of Directors of the Bank shall determine that said breach by the Executive has continued for a period of one (1) month following notification of such suspension, all rights of the Executive and any Beneficiary under this Agreement, including rights to further payments hereunder, shall thereupon terminate.

Article 6
Administration of Agreement

6.1
Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3
Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4
Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5
Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 7
Claims And Review Procedures

7.1
Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

7.1.2
Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3
Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1
Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3
Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5
Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1
Amendments.  The Bank may amend this Agreement unilaterally by written action.  No amendment shall directly or indirectly deprive the Executive of all or any portion of any benefit payment which has commenced prior to the effective date of the resolution amending the Agreement.

8.2
Plan Termination Generally.  The Bank and Executive may terminate this Agreement at any time.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank or of the Corporation, or in the ownership of a substantial portion of the assets of the Bank or of the Corporation as described in Section 409A(2)(A)(v) of the Code, provided that termination of this Agreement was effected through an irrevocable action taken by the Bank and provided further that all distributions are made no later than twelve (12) months following such termination of the Agreement and that all the Bank's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Agreement does not occur proximate to the downturn in the financial health of the Bank and provided further that the Bank does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination;

then the Bank may distribute the present value of the Executive’s accrued benefit determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2
No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Indiana, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement.  The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13
Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

HomeFederal Bank
Attention: CEO
501 Washington Street
Columbus, IN 47201

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14
Litigation Expenses.  Any legal Expenses incurred by the Executive or any Beneficiary relating to the enforcement or enforceability of any benefit obligations hereunder shall be paid or reimbursed by the Bank to the extent permitted by law; provided however, that except as provided below, the maximum aggregate payment and reimbursement of legal expenses under this Section 9.14 with respect to the Executive or any Beneficiary shall not exceed Ten Thousand Dollars ($10,000); provided further, that this Ten Thousand Dollar ($10,000) limitation shall be reduced by the amount of any legal expenses incurred by the Executive or any Beneficiary which were paid or reimbursed by the Bank under any other plan or arrangement entered into by the Bank and Executive.  Notwithstanding anything contained in this Section 9.14 to the contrary, the Executive or any Beneficiary shall be entitled to payment or reimbursement of legal expenses in excess of Ten Thousand Dollars ($10,000) if the expenses were incurred as a result of bona fide claims under this Agreement in which the Executive or any Beneficiary obtains a final judgment in their favor from a court of competent jurisdiction or their claim is settled by the Bank prior to the rendering of a judgment by such a court.

9.15
Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.16
280G Limits.  Anything in this Agreement to the contrary notwithstanding, in the event that the Bank’s independent public accountants determine that any payment by the Bank to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Bank for federal income tax purposes because of Section 280G of the Code, then the amount payable to or for the benefit of the Executive pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Section 9.16, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Bank because of Section 280G of the Code.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	HOMEFEDERAL BANK

/s/ Charles R. Farber	By	/s/ John K. Keach, Jr.
Charles R. Farber	Title	Chairman/CEO

HOMEFEDERAL BANK
Executive Supplemental Retirement Income Agreement
BENEFICIARY DESIGNATION FORM

{  }           New Designation
{  }           Change in Designation

I, __________________________, designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ ___________________________________________________________	_____% _____%
Contingent: ___________________________________________________________ ___________________________________________________________	_____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name]”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:                                _______________________________

Signature:                        _______________________________                      Date:    ___________

Received by the Plan Administrator this ________ day of ___________________, 2_____

By:            _________________________________

Title:         _________________________________